Exhibit 99.1

EVERI APPOINTS KATE LOWENHAR-FISHER EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER – GENERAL COUNSEL, AND CORPORATE SECRETARY

Las Vegas - March 15, 2021 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming products, financial technology and player loyalty solutions, today announced the appointment of Kate C. Lowenhar-Fisher as Executive Vice President, Chief Legal Officer – General Counsel, and Corporate Secretary, effective March 22, 2021, subject to customary regulatory approvals. Ms. Lowenhar-Fisher will have responsibility for the Company’s legal and regulatory compliance affairs and will report to Everi’s Chief Executive Officer, Michael Rumbolz.
Ms. Lowenhar-Fisher brings extensive expertise in the casino gaming industry to Everi, including more than 18 years of corporate legal and regulatory compliance experience on behalf of gaming equipment suppliers and casino operators. She most recently served as an Equity Member in the Las Vegas office of Dickinson Wright PLLC, where she chaired the firm’s Gaming & Hospitality Practice Group. During her time at Dickinson Wright, she advised clients on a wide range of corporate and gaming issues, such as financings, mergers and acquisitions, commercial transactions and internet gaming. She also was a member of the legal team that wrote the definitive book on casino gaming law in the United States, having co-authored the 2016–2020 editions of the LexisNexis publication “Gaming Law and Practice.” Prior to joining Dickinson Wright, Ms. Lowenhar-Fisher served as a shareholder at Brownstein Hyatt Farber Schreck, LLP, where she specialized in gaming law and commercial transactions.
Michael Rumbolz said, “We are delighted to welcome Kate to the Everi team at this exciting time in the ongoing evolution of our Company and our industry. Her extensive experience across a comprehensive range of corporate issues and deep knowledge of the gaming industry’s unique regulatory and compliance standards will be vital assets for our business going forward. With Everi’s growth focus and future expansion opportunities, we are fortunate to welcome to our team someone with Kate’s experience in so many aspects of gaming and corporate law. We look forward to the benefit of her counsel and contributions.”

Ms. Lowenhar-Fisher is a member of the International Association of Gaming Advisors and the International Masters of Gaming Law. She also sits on the boards of both the Grant a Gift Autism Foundation and the Nevada PEP. She holds a B.A. in International Relations from Stanford University, a J.D. from the Emory University School of Law and is admitted to the bar in both Nevada and California.
About Everi
Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment products and trusted gaming technology solutions for the casino and digital gaming industry. Everi's mission is to transform the casino floor through innovative gaming and financial technology and loyalty solutions. With a focus on both land-based and digital gaming operators and their players, the Company develops entertaining games and gaming machines, gaming systems and services that facilitate memorable player experiences, and is a preeminent provider of comprehensive financial products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, regulatory and intelligence software, and other intuitive solutions that improve casino operational efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make its customers even more successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
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Everi Holdings Inc. – Media Relations:
Dona Cassese
VP of Marketing
dona.cassese@everi.com
Everi Holdings Inc. – Investor Relations:
William Pfund
SVP, Investor Relations
702-676-9513 or william.pfund@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

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